Exhibit 99.1
3560 Bassett Street, Santa Clara CA 95054

Jeff Andreson	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899
INTEVAC ANNOUNCES FOURTH QUARTER AND FULL YEAR 2009 FINANCIAL RESULTS
Santa Clara, Calif.—February 2, 2010—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the fourth quarter and year ended December 31, 2009.
Net income for the quarter was $2.0 million, or $0.09 per diluted share, on 22.7 million weighted-average shares outstanding. Net income included $546,000 of equity-based compensation expense, equivalent to $0.02 per diluted share. For the fourth quarter of 2008, the net loss was $12.6 million, or $0.58 per diluted share, on 21.8 million weighted-average shares outstanding, which included goodwill and intangible asset impairment charges of $10.5 million, equivalent to $0.34 per diluted share, and $1.6 million of equity-based compensation expense, equivalent to $0.06 per diluted share.
Revenues for the quarter were $34.2 million, including $26.9 million of Equipment revenues and Intevac Photonics revenues of $7.3 million. Equipment revenues included three 200 Lean® systems, as well as upgrades, spares and service. Intevac Photonics revenues consisted of $4.6 million of research and development contracts and $2.7 million of product sales or 37.1% of Photonics revenues. For the fourth quarter of 2008, revenues were $16.4 million, including $11.9 million of Equipment revenues and $4.5 million of Intevac Photonics revenues, which included $1.6 million of product sales or 36.4% of Photonics revenues.
Equipment gross margin was 48.8%, compared to 48.2% in the third quarter of 2009 and 41.4% in the fourth quarter of 2008. The sequential improvement in Equipment gross margin reflected increased business levels partially offset by a higher mix of systems, while the year-over-year increase reflected increased business levels and improved system margins. Intevac Photonics gross margin was 29.2%, compared to 40.1% in the third quarter of 2009 and 19.5% in the fourth quarter of 2008. The sequential decrease in Photonics gross margin reflected initial higher costs as we began to ramp to high-volume production of our digital night-vision camera module to our NATO customer, while the year-over-year increase reflected improved overall product margins. Consolidated gross margin was 44.6%, compared to 45.3% in the third quarter of 2009 and 35.3% in the fourth quarter of 2008.
Research and development and selling, general and administrative expenses for the quarter totaled $11.2 million, a decline of 25.9% compared to $15.1 million, in the fourth quarter of 2008 and a decline of 9.9% compared to $12.4 million in the third quarter of 2009. These declines resulted from our global cost reduction plan.
The net loss for the full year 2009 was $10.1 million, or $0.46 per diluted share, on 22.0 million weighted-average shares outstanding. The net loss included $4.3 million of equity-based compensation expense, equivalent to $0.14 per diluted share. The net loss for the full year 2008 was $15.3 million, or $0.71 per diluted share, on 21.7 million weighted-average shares outstanding. The 2008 net loss included the goodwill and intangibles asset impairment charges of $10.5 million, equivalent to $0.34 per diluted share. The 2008 net loss also included $6.6 million of equity-based compensation expense, equivalent to $0.22 per diluted share.

Revenues for the full year 2009 were $78.0 million, including $51.4 million of Equipment revenues and $26.6 million of Intevac Photonics revenues. Equipment revenues consisted of four 200 Lean® systems as well as disk lubrication systems, equipment upgrades, spares and service. Intevac Photonics revenues consisted of $16.1 million of research and development contracts and $10.5 million of product sales or 39.5% of Photonics revenues. For the full year 2008, revenues were $110.3 million, including $87.5 million of Equipment revenues and $22.8 million of Intevac Photonics revenues, which included $8.5 million of product sales or 37.2% of Photonics revenues.
Equipment and Intevac Photonics gross margins for the year were 45.3% and 35.6%, respectively, compared to 40.9% and 33.0% in 2008. The improvement in Equipment gross margin reflected changes in product mix to higher-margin technology upgrades partially offset by lower revenues and factory absorption. The increase in Intevac Photonics margin reflected higher-margin development contracts and an increased percentage of revenue derived from higher-margin product shipments. Consolidated gross margins were 42.0%, compared to 39.3% in 2008.
Research and development and selling, general and administrative expenses for the full year totaled $50.1 million, and declined 20.9% from $63.3 million in 2008, primarily due to decreased spending on development of new Equipment products as well as cost savings resulting from our global cost reduction plan. Total operating expenses in 2008 were $73.8 million and included non-cash asset impairment charges of $10.5 million.
Order backlog totaled $73.8 million on December 31, 2009, compared to $52.2 million on September 26, 2009 and $20.2 million on December 31, 2008. Backlog at year end includes ten 200 Lean® systems, compared to five on September 26, 2009 and one on December 31, 2008.
“We are pleased to report our return to profitability in the fourth quarter of 2009,” commented Kevin Fairbairn, president and chief executive officer of Intevac. “2009 started off as a challenging year for the hard drive industry, yet by the second half the industry was struggling to keep up with demand with our customers’ factories running at record utilization rates. Customers and analysts are predicting ongoing growth for 2010 and indicative of these positive market dynamics are our recently-announced multiple-system orders for incremental new capacity and legacy tool retirements.
“Further, we continued to demonstrate our operational capabilities in the fourth quarter, exceeding guidance in profitability, by focusing on driving short term incremental business while exercising tight control of expenses. Finally, our Intevac Photonics business achieved record revenues for the fourth quarter and full year, and made positive progress in 2009 with several new contracts and higher-volume production ramps on multiple platforms utilizing our digital low-light camera and Raman system technologies,” concluded Mr. Fairbairn.
Conference Call Information
The company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PST (4:30 p.m. EST). To participate in the teleconference, please call toll-free (888) 397-5351 prior to the start time. For international callers, the dial-in number is (719) 325-2350. You may also listen live via the Internet at the company’s website, www.intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. EST. You may access the replay by calling (888) 203-1112 or, for international callers, (719) 457-0820, and providing Replay Passcode 4509151.

About Intevac
Intevac was founded in 1991 and has two businesses: Equipment and Intevac Photonics.
Equipment Business: We are a leader in the design, development and marketing of high-productivity lean manufacturing systems and have been producing Lean Thinking platforms since 1994. We are the leading supplier of magnetic media processing systems to the hard drive industry and offer highly efficient technology solutions to the photovoltaic and semiconductor industries.
Intevac Photonics: We are a leader in the development and manufacture of leading edge, high-sensitivity imaging products and vision systems, as well as table-top and handheld Raman instruments. Markets addressed include military, industrial, physical science and life science.
For more information call 408-986-9888, or visit the company’s website at www.intevac.com.
200 Lean® is a registered trademark of Intevac, Inc.
Safe Harbor Statement
This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to; tightness in media supply and expected momentum of the Photonics business. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the company’s expectations. These risks include, but are not limited to: oversupply in the media industry, failure to achieve historical growth rates for the Photonics business, each of which could have a material impact on our business, our financial results, and the company’s stock price. These risks and other factors are detailed in the company’s regular filings with the U.S. Securities and Exchange Commission.
[Financial tables on following pages]

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Net revenues
Equipment	$26,912	$11,911	$51,389	$87,469
Intevac Photonics	7,288	4,529	26,592	22,838

Total net revenues	34,200	16,440	77,981	110,307

Gross profit	15,264	5,810	32,720	43,339
Gross margin
Equipment	48.8%	41.4%	45.3%	40.9%

Intevac Photonics	29.2%	19.5%	35.6%	33.0%

Consolidated	44.6%	35.3%	42.0%	39.3%

Operating expenses
Research and development	5,808	8,657	28,064	35,083
Selling, general and administrative	5,351	6,411	22,003	28,229
Impairment of goodwill and intangible assets	—	10,498	—	10,498

Total operating expenses	11,159	25,566	50,067	73,810

Operating income (loss)
Equipment	5,480	(5,430)	(8,826)	(9,924)
Intevac Photonics	(886)	(2,959)	(4,133)	(6,674)
Corporate[1]	(489)	(11,367)	(4,388)	(13,873)

Total operating profit (loss)	4,105	(19,756)	(17,347)	(30,471)

Interest and other income	475	831	1,254	3,932

Profit (loss) before income taxes	4,580	(18,925)	(16,093)	(26,539)
Provision (benefit) for income taxes	2,605	(6,307)	(6,016)	(11,194)

Net income (loss)	$1,975	$(12,618)	$(10,077)	$(15,345)

Income (loss) per share
Basic	$0.09	$(0.58)	$(0.46)	$(0.71)
Diluted	$0.09	$(0.58)	$(0.46)	$(0.71)
Weighted average common shares outstanding
Basic	22,073	21,796	21,975	21,724
Diluted	22,668	21,796	21,975	21,724

1           Q408 and FY 2008 Include goodwill and intangibles impairment charges of $10.5 million.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2009	2008
	(Unaudited)	(see Note)
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$23,592	$39,201
Accounts receivable, net	44,756	15,014
Inventories	19,100	17,674
Deferred tax assets	1,515	3,204
Prepaid expenses and other current assets	6,687	4,806

Total current assets	95,650	79,899

Long-term investments	66,249	66,328
Property, plant and equipment, net	12,351	14,886
Deferred tax assets	16,541	14,765
Goodwill	7,905	7,905
Other intangible assets, net	3,537	4,054
Other long-term assets	1,145	1,332

Total assets	$203,378	$189,169

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Note payable	$—	$2,000
Accounts payable	4,701	4,214
Accrued payroll and related liabilities	2,784	3,395
Other accrued liabilities	11,104	3,175
Customer advances	13,180	2,807

Total current liabilities	31,769	15,591

Other long-term liabilities	252	509
Stockholders’ equity
Common stock ($0.001 par value)	22	22
Additional paid in capital	134,071	128,686
Accumulated other comprehensive loss	(1,828)	(4,808)
Retained earnings	39,092	49,169

Total stockholders’ equity	171,357	173,069

Total liabilities and stockholders’ equity	$203,378	$189,169

Note: Amounts as of December 31, 2008 are derived from the December 31, 2008 audited consolidated financial statements.

SUPPLEMENTAL INFORMATION REGARDING EQUITY-BASED COMPENSATION EXPENSE
(In thousands, except per share amounts)
(Unaudited)
The effects of recording equity-based compensation for the three months and years ended December 31, 2009, and December, 2008 were as follows:

	Three months ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Equity-based compensation by type of award:
Stock options	$366	$1,290	$3,418	$5,252
Employee Stock Purchase Plan	153	270	776	1,247
Amounts (capitalized as inventory) released to cost of sales	27	13	61	78

Total equity-based compensation	546	1,573	4,255	6,577
Tax effect on equity-based compensation	(147)	(286)	(1,224)	(1,785)

Net effect on net income (loss)	$399	$1,287	$3,031	$4,792

Effect on earnings per share:
Basic	$0.02	$0.06	$0.14	$0.22
Diluted	$0.02	$0.06	$0.14	$0.22